Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2005 FIRST-QUARTER NET INCOME OF $2.3 BILLION
AFTER LITIGATION CHARGE OF $558 MILLION AND MERGER CHARGE OF $90 MILLION

•	REPORTED EARNINGS of $0.63 per share and OPERATING EARNINGS of $0.81 per share(1)

•	INVESTMENT BANK trading revenues rebound to $2.2 billion

•	RETAIL, CARD, TSS and AWM show revenue and earnings growth

•	Significant items include (after-tax):

-	$505 million gain in Private Equity

-	$243 million reduction in wholesale allowance

-	$(544) million loss in Treasury portfolio

•	$1.3 billion of stock repurchases; capital ratios strong, with Tier 1 ratio of 8.6% (est.)

New York, April 20, 2005 – JPMorgan Chase & Co. (NYSE: JPM) today reported 2005 first-quarter net income of $2.3 billion, or $0.63 per share, compared to net income of $1.9 billion, or $0.92 per share, for the first quarter of 2004. Current period results include a $558 million (after-tax) litigation charge, or $0.15 per share, and $90 million (after-tax) of merger charges, or $0.03 per share, reflecting the merger with Bank One Corporation completed on July 1, 2004. Excluding these charges, operating earnings would have been $2.9 billion, or $0.81 per share. Prior-year reported results do not include Bank One. Refer to the “Merger and other financial information” section of this press release for additional information concerning the merger.

William B. Harrison, Jr., Chairman and Chief Executive Officer, commented, “Results for the first quarter showed marked improvement from the fourth quarter. Given the organizational changes in the Investment Bank last year, we were especially pleased to see the rebound in trading results from the fourth quarter, accompanied with continued strength in investment banking fees. Business momentum over the last year was also evident in Retail Financial Services, Card, Treasury & Securities Services and Asset & Wealth Management, with each business achieving double-digit earnings growth.” Mr. Harrison, commenting on the litigation charge, said, “We made the decision to settle the WorldCom litigation, which resulted in an additional litigation charge this quarter. We felt this decision was in the best interests of the firm and our shareholders.”

James Dimon, President and Chief Operating Officer, said, “The strong operating results this quarter provide a window into the potential of our franchise. We remain focused on achieving efficiencies to help fund investment spending, executing our business growth strategies and implementing the complex systems conversions. We are also gratified that we have maintained momentum in virtually all of our businesses.”

Investor Contact: Ann Borowiec	Media Contact: Joe Evangelisti
(212) 270-7318	(212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion of the business segments below, information is presented on an operating basis. Operating basis excludes the after-tax impact of litigation charges taken in the second quarter of 2004 and first quarter of 2005, merger costs and conformance of accounting policies. In the case of Card Services, operating basis also excludes the impact of credit card securitizations. In addition revenues are shown on a tax equivalent basis. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Note 2 below.

The following discussion compares the first quarter of 2005 to the first quarter of 2004. Unless otherwise indicated, results for the 2004 first quarter are JPMorgan Chase (h-JPMC) on a standalone basis. The proforma combined historical lines of business information present the business segments of the company as if these segments had existed as of the earliest date indicated and reflect purchase accounting adjustments, reporting reclassifications and management accounting policy changes. For further information regarding the proforma combined historical financial information, including reconciliation to JPMorgan Chase GAAP financial information, see information furnished pursuant to Regulation FD by JPMorgan Chase on Form 8-K dated October 1, 2004, as amended on October 20, 2004, January 19, 2005, and April 20, 2005. In management’s view, the proforma combined historical financial results provide investors with information to enable them to understand better the underlying dynamics of each of the lines of business. For a description of the firm’s business segments, see Note 3 below.

In the first quarter of 2005, the Corporate sector and the firm’s operating results have been restated to be presented on a tax-equivalent basis. Previously, only the segments’ operating results were presented on a tax-equivalent basis and the impact of the segment’s tax-equivalent adjustments were eliminated in the Corporate sector. This restatement has no impact on the Corporate sector’s or the firm’s operating earnings.

INVESTMENT BANK (IB)

Operating Results – IB		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$4,180	$416	11%	($27)	(1%	)
Provision for Credit Losses	(366)	(178)	(95)	(63)	(21)
Noninterest Expenses	2,525	199	9	97	4
Operating Earnings	$1,325	$308	30%	($26)	(2%	)

Discussion of Historical Results:
Operating earnings were $1.3 billion, an increase of $308 million, or 30%, from the prior year. Results were driven by the merger, increased investment banking fees, and an increased benefit from the provision for credit losses, partially offset by lower net interest income and higher compensation expense. Compared to the prior quarter, operating earnings doubled, primarily due to higher trading revenues.

Revenues of $4.2 billion were up $416 million, or 11%, compared to the prior year. Investment banking fees of $985 million increased $295 million, or 43%, compared to the prior year, reflecting continued strong levels of debt underwriting, advisory and equity underwriting fees and the merger. European investment banking fees were very strong, more than doubling from the prior year and up nearly 50% from the prior quarter. Fixed Income Markets revenues of $2.3 billion were up 9% from the prior year, primarily driven by the merger, and up 50% from the prior quarter on strength in trading revenues in credit and interest rate markets. Equity Markets revenues of $556 million were down 12% from the prior year reflecting reduced trading results, but increased significantly from the prior quarter. Credit Portfolio revenues of $350 million were up marginally from the prior year, reflecting the merger and gains from loan workouts offset by lower loan balances and spreads.

The provision for credit losses was a benefit of $366 million compared to a benefit of $188 million in the prior year. The increased benefit was primarily attributable to a greater reduction in the allowance for credit losses, reflecting improvement in credit quality as a result of the turnover in the loan portfolio mix toward higher rated clients and net recoveries.

JPMorgan Chase & Co.
News Release

Expenses of $2.5 billion were up $199 million, or 9%, from the prior year, due to the merger and increased compensation costs. The increase in compensation expense reflected higher incentive compensation accruals to recognize improved financial performance.

Discussion of Proforma Combined Results:
Operating earnings were $1.3 billion, down $26 million, or 2%, from the prior year. Compared to the prior quarter, operating earnings doubled, primarily due to higher trading revenues. Results versus the prior year reflected higher investment banking fees, marginally lower trading revenues compared to the prior year’s record quarter and lower net interest income.

Revenues of $4.2 billion were down $27 million, or 1%, compared to the prior year. Investment banking fees of $985 million increased $242 million, or 33%, compared to the prior year due to the continued strength in advisory fees, up 79%; debt underwriting fees, up 16%; and equity underwriting fees, up 34%. European investment banking fees were very strong, more than doubling from the prior year and up nearly 50% from the prior quarter. Fixed Income Markets revenues of $2.3 billion were down marginally from the very strong level of the prior year. Results were driven by strong client activity and portfolio management trading performance across most major asset classes. Compared to the prior quarter, revenues of $2.3 billion were up 50% due to strength in the trading revenues in credit and interest rate markets. Equity Markets revenues decreased $118 million, or 18%, primarily due to lower portfolio management trading results versus the prior year. Compared to the prior quarter, revenues of $556 million more than doubled and represented the best quarterly result since first quarter 2004. Credit Portfolio revenues of $350 million were down 24% compared to the prior year, reflecting lower net interest income from reduced loan balances and commitments.

The provision for credit losses was a benefit of $366 million, compared to a $303 million benefit last year. The increased benefit was primarily attributable to a greater reduction of allowance, reflecting credit quality improvement as a result of turnover in the loan portfolio mix toward higher rated clients and net recoveries.

Expenses of $2.5 billion were up $97 million, or 4%, compared to last year due to an increase in performance-based compensation expense, partially offset by reduced noncompensation expenses.

Other Highlights Include(4):

•	Return on equity was 27%, consistent with the prior year’s first quarter.

•	Completed the formation of a joint venture with Cazenove Group.

•	Global Equity and Equity Related improved to #4 (10% share) from #6 (6% share).

•	Maintained 25% market share of Global Announced M&A with a #4 rank compared to #3 in 2004.

•	Sustained momentum in U.S. Equities, with a #4 ranking in Equity and Equity-Linked and a #5 ranking in IPOs.

•	Realized significant market share gains from 2004 in Europe; M&A share up to #3 from #6, Equity and Equity Related up to #2 from #7 and Convertibles up to #1 from #2.

•	Average loans of $47.5 billion flat to the prior quarter, but down 4% from the prior year.

•	Allowance for loan losses to average loans was 3.03%; nonperforming assets were $1.1 billion, down 49% from the prior year.

JPMorgan Chase & Co.
News Release

RETAIL FINANCIAL SERVICES (RFS)

Operating Results – RFS		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Total Net Revenue	$3,847	$2,236	139%	$167	5%
Provision for Credit Losses	94	40	74	(103)	(52)
Noninterest Expense	2,162	921	74	(217)	(9)
Non-core Portfolio Operating Earnings(1)	—	—	—	(53)	NM
Operating Earnings	$988	$782	380%	$244	33%

(1) First quarter 2004 proforma results include operating earnings of $53 million ($86 million pre-tax) related to sales and the write-down of the heritage Bank One brokered home equity loans deemed non-core.

Discussion of Historical Results:
Operating earnings were $988 million, up $782 million from the prior year. The increase was largely due to the merger, but also reflected improved risk management results in Home Finance, wider spreads on deposits, increased deposit balances, and lower expenses due to merger-related savings in all businesses. These improvements were partially offset by a reduction in revenue related to lower prime mortgage originations.

Total net revenue increased to $3.8 billion, up $2.2 billion from the prior year. Net interest income of $2.7 billion increased $1.5 billion as a result of the merger, as well as from wider spreads on deposits, increased deposit balances, growth in retained home equity loans, and the absence of a $40 million charge taken in the first quarter of 2004 related to auto lease residuals. These benefits were partially offset by the absence of the $4 billion manufactured home loan portfolio that was sold in late 2004. Noninterest revenue of $1.2 billion increased $728 million due to the merger, improved Home Finance risk management results and a gain of $24 million on the sale of a recreational vehicle loan portfolio. These increases were offset partially by lower revenue related to a drop in prime mortgage originations and an $88 million write-down on $2.7 billion of auto loans transferred to held-for-sale.

The provision for credit losses totaled $94 million, up $40 million from last year. The increase was largely due to the merger. Both the prior year and current quarter included reductions in the allowance for loan losses due to improved credit trends in most consumer lending portfolios. Results also included the benefit of reductions in the allowance for loan losses totaling $20 million related to the sale of the recreational vehicle loan portfolio and the transfer of auto loans to held-for-sale. These benefits were partially offset by an increase in provision expense related to the decision to retain subprime mortgage loans rather than securitize.

Expenses rose to $2.2 billion, an increase of $921 million, primarily due to the merger. Results also included continued investment in the retail banking distribution system and a $40 million charge related to the dissolution of a student loan joint venture in the Education Finance segment. These increases were more than offset by merger-related savings in all businesses.

Home Finance operating earnings were $442 million, up $221 million compared to the prior year. Operating earnings for the Prime Production & Servicing segment of $158 million were up $93 million from the prior year. Results benefited from an increase in risk management revenue associated with the MSR asset and secondary marketing activities, as well as lower expenses. These were partially offset by a decrease in revenue due to lower prime mortgage originations. Earnings for the Consumer Real Estate Lending segment of $284 million were up $128 million from the prior year. Growth was largely due to the merger, but also reflected higher retained home equity loan balances and merger-related expense savings. These increases were partially offset by the absence of the $4 billion manufactured home loan portfolio that was sold in late 2004.

JPMorgan Chase & Co.
News Release

Consumer & Small Business operating earnings totaled $477 million, up $526 million from the prior year. While growth was largely due to the merger, the results also benefited from wider spreads on deposits, increased deposit balances and merger-related expenses savings. These benefits were partially offset by continued investment in the distribution network. Compared to the prior quarter, operating earnings increased $47 million, or 11%, primarily due to the seasonal impact of tax-refund anticipation lending.

Auto & Education Finance operating earnings of $55 million were up $25 million from last year. The current quarter results included a $78 million loss associated with auto loans transferred to held-for-sale, a $40 million joint venture dissolution charge and a benefit of $34 million from the sale of a $2 billion recreational vehicle loan portfolio. The prior year results included a $40 million charge related to auto lease residuals. Excluding the after-tax impact of these four items, operating earnings would have increased $51 million, primarily due to the merger and improved credit quality. Results continued to reflect lower production volumes and narrower margins, due to the competitive nature of the operating environment.

Insurance operating earnings totaled $14 million on net revenues of $173 million. The increase over the prior year was primarily due to the merger.

Discussion of Proforma Combined Results:
Operating earnings of $988 million were up $244 million, or 33%, from the prior year. Prior year results included $53 million of operating earnings related to sales and the write-down of the heritage Bank One brokered home equity loans deemed non-core. Excluding this non-core income, operating earnings of $988 million were up $297 million, or 43%, from the prior year. Performance reflected merger-related expense savings, wider spreads on deposit products and improved mortgage risk management results.

The following description of RFS performance excludes the impact of the prior year’s non-core actions related to heritage Bank One brokered home equity loans, which added $53 million to operating earnings, to illustrate the underlying business trends.

Net revenues of $3.8 billion were up $167 million, or 5%, from the prior year. Net interest income was up slightly at $2.7 billion, reflecting wider spreads on deposit products, increased deposit balances, higher retained home equity loans, and the absence of a $40 million charge taken in the first quarter of 2004 related to auto lease residuals. Partially offsetting these gains were reduced mortgage warehouse balances and the absence of the $4 billion manufactured home loan portfolio that was sold in late 2004. Noninterest revenue of $1.2 billion was $139 million, or 13% higher than the prior year, driven by higher mortgage risk management revenue and a gain of $24 million on the sale of a recreational vehicle loan portfolio. Partially offsetting these benefits were a reduction in revenue related to lower prime mortgage originations and an $88 million write-down on $2.7 billion of auto loans transferred to held-for-sale.

The provision for credit losses totaled $94 million, down $103 million, or 52%, from the prior year, largely due to continued good credit quality trends across all business segments, which drove a reduction in the allowance for loan losses. Results also included the benefit of lower provision expense for portfolios in run-off, as well as reductions in the allowance for loan losses totaling $20 million related to the sale of the recreational vehicle loan portfolio and the auto loans transferred to held-for-sale. These benefits were partially offset by an increase in provision expense related to the decision to retain subprime mortgage loans rather than securitize.

Expenses of $2.2 billion were down $217 million, or 9%, demonstrating expense savings in nearly all businesses. Results included ongoing investments in the retail banking distribution network and a $40 million charge related to the dissolution of a student loan joint venture in Education Finance.

JPMorgan Chase & Co.
News Release

Home Finance operating earnings totaled $442 million, up $148 million, or 50%, from the prior year. Operating earnings for the Prime Production & Servicing segment totaled $158 million, up $95 million. Results reflected increased revenue from risk management associated with the MSR asset and secondary marketing activities, as well as lower production related expenses. These were partially offset by a decrease in revenue due to lower prime mortgage originations. Earnings for the Consumer Real Estate Lending segment increased to $284 million, up $53 million, reflecting lower expenses and increased retained home equity loans. These increases were partially offset by the absence of the $4 billion manufactured home loan portfolio that was sold in late 2004.

Other Highlights Include:

•	Mortgage loan originations of $26.6 billion were down 16% from the prior year and down 18% from the prior quarter.

•	Home equity loan originations of $11.9 billion were up 8% from the prior year and down 1% from the prior quarter.

•	Mortgage loans serviced of $496 billion increased $34 billion, or 7%.

•	Average mortgage loans retained of $44.3 billion increased 18%; period end mortgage loans were $46.0 billion.

•	Average home equity loans retained of $66.5 billion increased 12%; period end home equity loans were $68.8 billion.

•	Nonperforming assets of $841 million declined $379 million, or 31%.

•	Net charge-off rate was 0.15%, down from 0.45%. Prior year net charge-off rate was 0.17%, excluding charge-offs associated with the manufactured home portfolio and non-core portfolio actions.

Consumer & Small Business operating earnings totaled $477 million, up $187 million from the prior year. Total net revenue of $2.2 billion increased $150 million, or 7%, reflecting wider spreads on deposits and increased balances. Expenses of $1.3 billion were down 9%, primarily due to cost savings initiatives, partially offset by continued investment in the distribution network. Compared to the prior quarter, operating earnings increased $47 million, or 11%, primarily due to the seasonal impact of tax-refund anticipation lending.

Other Highlights Include:

•	Checking accounts grew by 170,000 to 8.4 million, during the quarter. Heritage Chase branches contributed significantly, adding nearly 38,000 accounts, compared to 3,000 accounts in the first quarter of 2004.

•	Average core deposits of $149 billion were up 4% from the prior year and up 1% from the prior quarter. Average total deposits increased to $174 billion, up 2% from the prior year and up 1% from the prior quarter.

•	Branch sales of credit cards increased by 72% from the prior year and 17% from the prior quarter.

•	Overhead ratio decreased to 62% from 74% in the prior year and 65% in the prior quarter.

•	Number of branches increased to 2,517, up 108 from the prior year and up 9 from the prior quarter.

JPMorgan Chase & Co.
News Release

Auto & Education Finance operating earnings were $55 million, down $22 million. Total net revenue of $324 million was down $58 million, or 15%, reflecting reduced balances, lower spreads on the loan and lease portfolios, and an $88 million charge associated with the transfer of auto loans to held-for-sale. These decreases were partially offset by a $40 million charge in the first quarter of 2004 related to auto lease residuals and a $24 million gain on the recreational vehicle loan portfolio sold in early 2005. The provision for credit losses declined to $28 million primarily due to favorable credit trends and allowance reductions, totaling $20 million, related to the sale of the recreational vehicle loan portfolio and the transfer of auto loans to held-for sale. Expenses of $205 million increased $45 million primarily due to the $40 million student loan charge. Excluding the after-tax impact of these four items, operating earnings would have been up $5 million versus the prior year, primarily due to improved credit quality. Results continued to reflect lower production volumes and narrower margins, due to the competitive nature of the operating environment.

Other Highlights Include:

•	Average loan receivables were $53.3 billion, down $1.2 billion, or 2%, from the prior year and down $0.9 billion, or 2%, from the prior quarter.

•	Average lease receivables of $7.6 billion declined $3.1 billion, or 29%, as planned.

•	The net charge-off rate dropped to 0.60% from 0.69%.

Insurance operating earnings totaled $14 million, down $16 million from the prior year, on net revenues of $173 million. The decline was primarily due to an increase in mortality claims, investments in technology infrastructure and increased proprietary annuity sales commissions.

Other Highlights Include:

•	Gross insurance-related revenues were $416 million, up $3 million, or 1%.

•	Proprietary annuity sales were $119 million, up 57%.

•	Term life premiums were $110 million, up 6%.

CARD SERVICES (CS)

Operating Results – CS		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$3,779	$2,222	143%	$155	4%
Provision for Credit Losses	1,636	930	132	(89)	(5)
Noninterest Expenses	1,313	714	119	(50)	(4)
Operating Earnings	$522	$360	222%	$186	55%

Discussion of Historical Results:
Operating earnings of $522 million increased $360 million from the prior year due to the merger, higher net interest income, lower provision for credit losses and lower expenses, partially offset by higher marketing spend.

Total revenues of $3.8 billion increased $2.2 billion, primarily due to the merger. Net interest income of $3.0 billion increased $1.7 billion, primarily due to the merger, including the acquisition of a private label portfolio, and higher loan balances. Noninterest revenue of $772 million increased $488 million due to the merger and higher charge volume, which resulted in increased interchange income, partially offset by higher volume-driven payments to partners and higher rewards expense.

The managed provision for credit losses of $1.6 billion increased $930 million, primarily due to the merger, including the acquisition of a private label portfolio, and additions to the allowance for loan losses

JPMorgan Chase & Co.
News Release

related to growth in on-balance sheet loans, partially offset by lower net charge-offs. Managed credit ratios remained strong, benefiting from lower bankruptcies and continued low level of delinquencies. The managed net charge-off rate for the quarter was 4.83%, down from 5.81% in the prior year. The 30-day managed delinquency rate was 3.54%, down from 4.41% in the prior year.

Expenses of $1.3 billion increased $714 million, primarily due to the merger, including the acquisition of a private label portfolio. Additionally, merger saves including lower compensation and processing cost were partially offset by higher marketing spend.

Discussion of Proforma Combined Results:
Operating earnings of $522 million increased $186 million, or 55%, from the prior year. Results were driven by higher net interest income, lower provision for credit losses and lower expenses, partially offset by higher marketing spend.

Total revenues of $3.8 billion increased $155 million, or 4%. Net interest income of $3.0 billion increased $152 million, or 5%, due to higher loan balances, the acquisition of a private label portfolio and higher spread on loans. Noninterest revenue of $772 million was relatively flat to the prior year. Higher charge volume resulted in increased interchange income, partially offset by higher volume-driven payments to partners and rewards expense. Results in the year-ago period also included a small gain from a portfolio sale.

The managed provision for credit losses of $1.6 billion decreased $89 million, or 5%. This decrease was due to lower net charge-offs, partially offset by the acquisition of a private label portfolio and additions to the allowance for loan losses related to growth in on-balance sheet loans. Managed credit ratios remained strong, benefiting from lower bankruptcies and continued low level of delinquencies. The managed net charge-off rate for the quarter declined to 4.83% from 5.49% in the prior year and 5.24% in the prior quarter. The 30-day managed delinquency rate was 3.54%, down from 4.02% in the prior year and 3.70% in the prior quarter due to improved credit quality.

Expenses of $1.3 billion decreased $50 million, or 4%. Merger saves, including declines in compensation expenses and processing costs, were partially offset by the acquisition of a private label portfolio and increased marketing spend.

Other Highlights Include:

•	Pretax income to average managed loans (ROO) was 2.52%, up 81 basis points.

•	Net interest income as a percentage of average managed loans was 9.13%.

•	Average managed loans of $133.6 billion increased $7.4 billion, or 6%.

•	Charge volume of $70.3 billion increased $6.8 billion, or 11%.

•	Merchant processing volume of $125.1 billion increased $15.0 billion, or 14%, and total transactions of 4.3 billion increased 571 million, or 15%.

•	Managed net charge-off rate declined to 4.83% from 5.49% reflecting an overall improvement in credit quality.

•	Net accounts opened increased by 733,000, up 36%, to 2.7 million driven by increased marketing effectiveness and investment.

•	Co-brand relationships renewed included Continental Airlines, and new co-brand relationships announced included Regal Cinema.

JPMorgan Chase & Co.
News Release

COMMERCIAL BANKING (CB)

Operating Results – CB		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$850	$528	164%	$17	2%
Provision for Credit Losses	(6)	7	54	80	93
Noninterest Expenses	458	249	119	8	2
Operating Earnings	$243	$169	228%	($46)	(16%)

Discussion of Historical Results:
Operating earnings were $243 million, an increase of $169 million from the prior year, primarily due to the merger.

Revenues were $850 million, an increase of $528 million, primarily due to the merger. In addition, net interest income of $625 million was positively affected by higher liability balances and spreads. Liability balances include deposits and deposits swept to on-balance sheet liabilities. Noninterest revenue of $225 million reflected lower fees in lieu of compensating balances and lower gains on the sale of assets acquired in the satisfaction of debt.

Provision for credit losses was a net benefit of $6 million for the quarter, compared to a net benefit of $13 million in the prior year. Net charge-offs for the quarter were $2 million.

Expenses increased $249 million to $458 million, primarily related to the merger and increased Treasury Services product unit costs.

Discussion of Proforma Combined Results:
Operating earnings were $243 million, a decrease of $46 million, or 16%, from the prior year, primarily driven by increases in the provision for credit losses and higher expenses, partially offset by slightly higher revenues.

Revenues were $850 million, an increase of $17 million, or 2%. Net interest income was $625 million, an increase of $42 million, or 7%, driven by higher liability balances, loans and increased spreads associated with liability balances, partially offset by lower loan spread. Noninterest revenue was $225 million, down $25 million, or 10%, primarily resulting from lower fees in lieu of compensating balances and lower gains on the sale of assets acquired in the satisfaction of debt. On a segment basis, revenue for Middle Market was $572 million, an increase of $29 million, or 5%, from the prior year, driven by higher spreads associated with liability balances. Corporate Banking revenue of $123 million was down $5 million, or 4%, from the prior year, driven by lower gains on the sale of assets acquired in the satisfaction of debt. Compared to the prior quarter, Corporate Banking revenue was down $19 million, or 13%, driven by a decline in investment banking revenue. Real Estate revenue of $119 million was flat to the prior year.

Provision for credit losses was a net benefit of $6 million, compared to a net benefit of $86 million in the prior year. Net charge-offs were $2 million, essentially flat to the prior year. Nonperforming loans were $433 million, a decrease of $347 million, or 44%, reflecting the continued favorable credit environment.

JPMorgan Chase & Co.
News Release

Expenses of $458 million increased $8 million, or 2%, reflecting higher Treasury Services product unit costs, partially offset by reductions in other direct expenses.

Other Highlights Include:

•	Average loan balances of $50.0 billion were up $1.1 billion, or 2%, driven by 7% growth in the Middle Market segment. Decline from the prior quarter of $0.5 billion, or 1%, was driven by Real Estate and Corporate Banking.

•	Average liability balances increased $5.0 billion, or 7%, to $71.6 billion, driven by growth in all customer segments.

•	Nonperforming loans to average loans was 0.87%, down by 73 basis points.

•	Allowance for loan losses to average loans was 2.63%.

•	Overhead ratio of 54% was consistent with the prior year’s first quarter.

TREASURY & SECURITIES SERVICES (TSS)

Operating Results – TSS		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$1,482	$470	46%	$202	16%
Noninterest Expense	1,065	198	23	(36)	(3)
Operating Earnings	$245	$147	150%	$152	163%

Discussion of Historical Results:
Operating earnings for the quarter were $245 million, an increase of $147 million, primarily related to the merger.

TSS net revenues of $1.5 billion were up $470 million, or 46%. Revenue growth reflected the benefit of the merger, wider spreads on liability balances, which include deposits and deposits swept into on-balance sheet liabilities, improved product revenues, and growth in average liability balances and assets under custody. Net interest income grew to $496 million, up $253 million, as a result of the merger, wider spreads on liability balances, and average liability balance growth of 49% to $155 billion. Growth in noninterest revenue was driven largely by the merger and an increase in assets under custody to $10.2 trillion. Beginning March 31, 2005, assets under custody include an estimated $400 billion of Institutional Trust Services’ assets under custody. Excluding this amount, assets under custody increased $1.8 trillion, or 22%, attributable to new business, increased volumes and market value appreciation. Also contributing to noninterest revenue improvement was growth in commercial card products, securities lending, trade and trust products, including CDO administration. Partially offsetting these improvements were lower service charges on deposits.

Treasury Services net revenue grew to $618 million, Investor Services to $508 million and Institutional Trust Services to $356 million. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.1 billion, up $841 million or 67%, primarily as a result of the merger. TS firmwide net revenue grew to $1.2 billion, up $632 million, or 104%, primarily as a result of the merger.

Credit reimbursement to the Investment Bank was $38 million, up $36 million principally due to the merger and a change in methodology. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

JPMorgan Chase & Co.
News Release

Noninterest expense of $1.1 billion was up $198 million, or 23%, due to the merger, increased compensation and technology-related expenses. Offsetting these increases were lower allocations of Corporate segment expenses and higher product unit costs charged to other lines of business, primarily Commercial Banking.

Discussion of Proforma Combined Results:
Operating earnings for the quarter were $245 million, an increase of $152 million, reflecting improved net revenue and slightly lower expenses.

TSS net revenue of $1.5 billion improved by $202 million, or 16%. Net interest income of $496 million was up $147 million, or 42%, resulting from wider spreads on liability balances, which include deposits and deposits swept into on-balance sheet liabilities, and an increase of 26% in average liability balances to $155 billion. Noninterest revenue of $986 million grew $55 million, or 6%, driven largely by an increase in assets under custody to $10.2 trillion. Beginning March 31, 2005, assets under custody include an estimated $400 billion of Institutional Trust Services’ assets under custody. Excluding this amount, assets under custody increased $1.6 trillion, or 20%, attributable to new business, increased volumes and market value appreciation. Also contributing to noninterest revenue improvement was growth in commercial card products, securities lending, trade and trust products, including CDO administration. Partially offsetting these improvements were lower service charges on deposits.

Treasury Services net revenue grew to $618 million, Investor Services grew to $508 million and Institutional Trust Services grew to $356 million. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.1 billion, up $256 million, or 14%. TS firmwide net revenue grew to $1.2 billion, up $106 million, or 9%.

Credit reimbursement to the Investment Bank was $38 million, down $5 million. TSS is charged a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

Noninterest expense of $1.1 billion decreased $36 million, or 3%. Noninterest expense decreased due to lower allocations of Corporate segment expenses and higher product unit costs charged to other lines of business, primarily Commercial Banking. Offsetting these decreases were increased compensation and technology-related expenses.

Other Highlights Include:

•	Pre-tax margin(5) was 26%.

•	Average liability balances were $155 billion, an increase of 26%.

•	Assets under custody increased to $10.2 trillion, up 20%, excluding the estimated $400 billion added from Institutional Trust Services as of March 31, 2005.

•	Corporate Trust Securities under administration were $6.7 trillion, an increase of 2%.

•	Acquired Vastera on April 1, 2005, which will be combined with Treasury Services’ Logistics and Trade Services businesses.

•	Announced the reorganization and integration of Investor Services and Institutional Trust Services into Worldwide Securities Services (WSS). The integrated franchise brings together investor and issuer services capabilities under common management.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Operating Results – AWM		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$1,361	$513	60%	$148	12%
Provision for Credit Losses	(7)	(17)	NM	(16)	NM
Noninterest Expenses	934	285	44	89	11
Operating Earnings	$276	$154	126%	$47	21%

Discussion of Historical Results:
Operating earnings were $276 million, up $154 million from the prior year, primarily due to the merger. In addition, performance was driven by increased revenue and decreased provision for credit losses, partially offset by higher compensation expense.

Total revenue was $1.4 billion, up $513 million, primarily due to the merger. In addition, fees and commissions increased due to the acquisition of a majority interest in Highbridge Capital Management in the fourth quarter of 2004, net asset inflows and global equity market appreciation. Net interest income increased due to higher deposit product balances.

The provision for credit losses was a benefit of $7 million, an improvement of $17 million, primarily due to lower net charge-offs and the overall improvement in credit quality.

Expenses increased to $934 million, up $285 million, due to the merger and increased compensation expense, primarily related to incentives and the acquisition of Highbridge.

Discussion of Proforma Combined Results:
Operating earnings were $276 million, up $47 million, or 21%, from the prior year. Performance was driven by increased revenues and decreased provision for credit losses, partially offset by higher compensation expense.

Revenues were $1.4 billion, up $148 million, or 12%. Fees and commissions of $975 million were up $64 million, or 7%, due to the acquisition of a majority interest in Highbridge Capital Management in the fourth quarter of 2004, net asset inflows, primarily equity-related, and global equity market appreciation. In addition, net interest income of $282 million was up $42 million, or 18%, benefiting primarily from higher deposit and loan product balances.

Provision for credit losses was a benefit of $7 million, an improvement of $16 million, primarily due to lower net charge-offs and the overall improvement in credit quality.

Expenses of $934 million increased $89 million, or 11%, reflecting increased compensation expenses due to the acquisition of Highbridge and increased performance-based incentives.

Other Highlights Include:

•	Pre-tax margin(5) was 32%, up from 30% in the prior year.

•	Assets under Supervision were $1.1 trillion, an increase of 6%.

•	Assets under Management were $790 billion, an increase of 2%.

•	Assets under Management do not reflect the firm’s 43% interest in American Century’s $96 billion of assets under management .

•	Loans were up 9%, to $26 billion.

•	Deposits were up 20%, to $42 billion.

JPMorgan Chase & Co.
News Release

CORPORATE

Operating Results – Corporate		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	($759)	($1,177)	NM	$(1,074)	NM
Provision for Credit Losses	(4)	78	95%	80	95%
Noninterest Expenses	435	233	115	(111)	(20)
Operating Earnings	($687)	($938)	NM	($672)	NM

Corporate previously included eliminations for taxable equivalent adjustments reflected in the lines of business. Corporate has been restated to remove from net revenues and income tax expense the taxable equivalent eliminations for ease in better understanding the three main activities in Corporate: private equity, treasury activities, and other corporate revenue and expense. This restatement has no impact on Corporate operating earnings.

Discussion of Historical Results:
Operating earnings were a loss of $687 million, down from earnings of $251 million in the prior year.

Net revenues of negative $759 million were down $1.2 billion from the prior year. Noninterest revenue of negative $82 million declined $543 million and included Treasury investment securities losses of $918 million and Private Equity gains of $789 million. The Treasury investment securities losses were the result of repositioning the investment portfolio to manage exposure to rising interest rates. Private Equity gains were $789 million, an increase of $493 million from the prior year. Net interest income was negative $677 million compared to negative $43 million in the prior year. The decline was driven primarily by actions and policies adopted in conjunction with the merger.

Noninterest expenses were $435 million, up $233 million from the prior year, primarily due to the merger.

Discussion of Proforma Combined Results:
Operating earnings were a loss of $687 million, compared to a loss of $15 million in the prior year.

Net revenues were negative $759 million, a decrease of $1.1 billion from the prior year. Noninterest revenue of negative $82 million declined $709 million over the prior year and included Treasury investment securities losses of $918 million and Private Equity gains of $789 million. The Treasury investment securities losses of $918 million were the result of repositioning the Treasury investment portfolio through the sale of approximately $20 billion of securities to manage exposure to rising interest rates. This loss compares to a gain of $226 million in the prior year from the sales in the Treasury investment portfolio. Private Equity gains were $789 million, an increase of $456 million from the prior year. Net interest income was negative $677 million, a decline of $365 million from the prior year primarily due to the Treasury investment portfolio repositioning in 2004. Net interest income was down $20 million compared to the prior quarter level of negative $657 million.

Noninterest expenses were $435 million, a decrease of $111 million, or 20%, from the prior year. The expense decline was primarily due to merger-related saves and other efficiencies, partially offset by a decline in the net expenses allocated to other businesses reflecting greater efficiencies in corporate staff and technology services of approximately $100 million. Due to the insourcing of technology, approximately $70 million of expenses have been shifted from noncompensation to compensation during the quarter.

Other Highlights Include:

•	Announced plan for JPMorgan Partners to become an independent entity.

•	Significant Private Equity transactions during the quarter included, Medex and Polaroid.

•	Private Equity portfolio was $7.2 billion, down from $9.0 billion in the prior year.

JPMorgan Chase & Co.
News Release

JPMORGAN CHASE (JPMC)

Operating Results – JPMC		1Q04 h-JPMC		1Q04 Proforma
($ millions)	1Q05	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenues	$14,740	$5,208	55%	$(516)	(3)%
Provision for credit losses	1,344	856	175%	(133)	(9)%
Noninterest Expenses	8,892	2,799	46%	(220)	(2)%
Operating Earnings	$2,912	$982	51%	$(115)	(4)%

First quarter financial results for JPMC included the following:

($ millions)	Pre-tax	After-tax
Private Equity gains	$789	$505
Reduction in wholesale allowance	377	243
MSR risk management results	106	67
Treasury investment portfolio losses	$(918)	$(544)

Discussion of Historical Results:
Operating earnings were $2.9 billion, up $982 million, or 51%, from the prior year primarily due to the merger.

Total revenues were $14.7 billion, up $5.2 billion, or 55%, primarily due to the merger. Noninterest revenues were $8.1 billion, up $1.8 billion or 28%, from the prior year, primarily due to the merger. Additional contributing factors were higher private equity gains, higher investment banking fees, and increased levels of mortgage related revenue, which benefited from improved risk management results. These were partially offset by losses from repositioning the Treasury investment portfolio, and lower trading revenues compared to strong prior year results. Net interest income was $6.7 billion, up $3.4 billion from the prior year, primarily due to the merger. Also contributing to the increase were higher consumer loan and deposit balances and the acquisition of a private label portfolio in Card Services, and wider deposit spreads on consumer and wholesale balances.

The provision for credit losses was $1.3 billion, an increase of $856 million, due to the merger. Total wholesale provision for credit losses was a benefit of $386 million for the quarter, compared to a benefit of $272 million in the prior year. The wholesale loan net recovery rate was 0.03% for the quarter, compared to a net charge-off rate of 0.50% in the prior year. Credit quality in the consumer portfolios reflected reduced bankruptcy filings and favorable delinquency trends. The managed net charge-off rate for Card Services declined to 4.83% from 5.81% in the prior year. Retail Financial Services net charge-off rate increased to 0.34% compared to 0.32% in the prior year, primarily due to the merger. The firm had total nonperforming assets of $2.9 billion at March 31, 2005, up 2% from the prior year.

Expenses, which exclude the litigation charge discussed below, were $8.9 billion, up $2.8 billion, or 46%, from the prior year. Compensation expenses of $4.7 billion drove $1.4 billion of the increase, related primarily to the merger and to higher performance-related incentive compensation. Non-compensation expenses of $4.2 billion increased $1.4 billion primarily due to the merger.

The firm took a $900 million ($558 million after-tax) litigation charge in connection with its settlement of the WorldCom class action litigation.

JPMorgan Chase & Co.
News Release

Discussion of Proforma Combined Results:
Operating earnings were $2.9 billion, down $115 million, or 4%, from the prior year. The decrease in earnings was driven by lower revenue of $516 million, partially offset by lower expenses of $220 million and a lower provision for credit losses of $133 million.

Total revenues were $14.7 billion, down $516 million, or 3%. Noninterest revenues were $8.1 billion, down 5% from the prior year, primarily due to securities losses resulting from the repositioning of the Treasury investment portfolio. Trading revenues were down slightly from very strong prior year results and lending and deposit related fees were lower. Partially offsetting these results were higher private equity gains and higher investment banking fees due to strength in advisory, debt and equity underwriting. Additionally, fees and commissions were up due to product growth and the acquisition of Highbridge, and mortgage related revenue was up driven by improved risk management results. Net interest income was $6.7 billion, down $122 million, or 2%, primarily due to the reduced level of the Treasury investment portfolio, lower wholesale loan balances and tighter wholesale loan spreads, partially offset by higher consumer loan and deposit balances and spread widening on consumer and wholesale deposits.

The provision for credit losses was $1.3 billion, down $133 million, or 9%. Total wholesale provision for credit losses was a benefit of $386 million for the quarter, compared to a benefit of $463 million in the prior year. The wholesale loan net recovery rate was 0.03% for the quarter, compared to a net charge-off rate of 0.25% in the prior year. Total consumer managed provision for credit losses decreased to $1.7 billion, down 11%, reflecting lower net charge-offs, lower bankruptcies, and positive delinquency trends. The managed net charge-off rate for Card Services declined to 4.83% from 5.49% in the prior year. Retail Financial Services net charge-off rate was 0.34%, compared to 0.56% in the prior year. The improvement compared to the prior year reflected the run-off of higher risk, non-strategic portfolios. The firm had total nonperforming assets of $2.9 billion at March 31, 2005, down 39% from the prior year’s level of $4.9 billion.

Operating expenses, which exclude the litigation charge discussed below, were $8.9 billion, down $220 million, or 2%, from the prior year, driven primarily by merger-related savings in non-compensation expense. This was partially offset by higher levels of compensation expense which increased to $4.7 billion, up $135 million, or 3%, resulting from increased performance-based incentives and the acquisition of Highbridge. Non-compensation expense of $4.2 billion decreased $355 million, or 8%, primarily due to reduced levels of outside services and occupancy expense.

The firm took a $900 million ($558 million after-tax) litigation charge in connection with its settlement of the WorldCom class action litigation.

Other Corporate Items

•	Tier 1 capital ratio was 8.6% at March 31, 2005 (estimated), 8.7% at December 31, 2004 and 8.8% at March 31, 2004.

•	During the quarter, $1.3 billion of common stock was repurchased, reflecting 36.0 million shares at an average price of $36.57 per share.

•	Headcount of approximately 164,000 was up 3,400 since December 31, 2004, primarily due to technology insourcing and acquisitions.

JPMorgan Chase & Co.
News Release

Merger and other financial information

•	Merger between JPMorgan Chase & Co. and Bank One Corporation: On July 1, 2004, JPMorgan Chase and Bank One completed the merger of their holding companies. The merger was accounted for as a purchase. Accordingly, the earnings for JPMorgan Chase and Bank One are combined for all periods since completion of the merger; all time periods prior to the merger date are on a reported basis, JPMorgan Chase only.

•	Merger saves and costs: Management continues to estimate annual merger savings of approximately $3.0 billion. Approximately two-thirds of the savings are anticipated to be realized by the end of 2005. During the first quarter of 2005, approximately $380 million of merger savings were realized, which is an annualized run rate of $1.5 billion. Management currently estimates one-time merger costs of approximately $4.0 billion to $4.5 billion. Of this amount, approximately $1.0 billion has been accounted for as purchase accounting adjustments and recorded as goodwill. Merger costs of approximately $1.4 billion were incurred during 2004 and $145 million in the first quarter of 2005 and were recorded as non-operating expense. The remaining merger costs are expected to be incurred over the next two years.

•	Conformance of accounting policies: As part of the merger, certain accounting policies and practices were conformed, resulting in charges to income during the third and fourth quarters of 2004 of $976 million (pre-tax). The conformance of accounting policy that had the largest impact is related to the decertification of the seller’s retained interest in credit card securitizations.

JPMorgan Chase & Co.
News Release

Notes:
1.	Operating earnings, which is a non-GAAP financial measure, excludes the after-tax impact of litigation charges taken in the first quarter of 2005 and the second quarter of 2004, merger costs, and the conformance of accounting policies and practices. Management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (First Quarter 2005) for a reconciliation of JPMorgan Chase’s income statement from reported to operating.
2.	In addition to analyzing the firm’s results on a reported basis, management reviews the firm’s and the lines of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues that are recorded for GAAP purposes in two line items on the income statement: trading revenue, which includes the mark-to-market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Card Services, operating or managed basis excludes the impact of credit card securitizations on revenue, the provision for credit losses, net charge-offs and receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance of the underlying credit card loans, both sold and not sold; as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as charge-off rates) of the entire managed credit card portfolio. In addition, for the firm and its businesses, total operating revenue (noninterest revenue and net interest income) are presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the operating results on a basis comparable to taxable securities and investments. This allows management to assess the comparability of revenues arising from both taxable and tax-exempt sources. The corresponding tax impact related to these items is recorded within income tax expense. In the 1st quarter of 2005, the Corporate sector and the firm’s results have been restated to be presented on a tax-equivalent basis. Previously, only the segments’ operating results were presented on a tax-equivalent basis and the impact of the segment’s tax-equivalent adjustments were eliminated in the Corporate sector. This restatement has no impact on the Corporate sector’s or the firm’s operating earnings. Also, operating basis excludes the litigation reserve charges taken in the first quarter of 2005 and second quarter of 2004, merger costs and charges for the conformance of certain accounting policies as the results of the merger, as management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends, and also do not provide meaningful comparisons with other periods. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (First Quarter 2005) for a reconciliation of JPMorgan Chase’s income statement from reported to operating basis.
3.	Following the merger with Bank One, JPMorgan Chase reorganized its business segments. The Investment Bank now includes portions of Bank One’s Commercial Bank; Global Treasury has been transferred to the Corporate segment. Retail Financial Services is comprised of Chase Financial Services, excluding Card Services and Middle Market and includes Bank One’s Retail line of business and insurance activities. Card Services is the combination of Chase Card Services and Bank One Card Services. The Commercial Banking segment is comprised of Chase Middle Market, and the Middle Market portion of Bank One’s Commercial Bank. Treasury & Securities Services added Bank One’s Global Treasury Services (formerly in Commercial Bank). Asset & Wealth Management is JPMorgan Chase’s Investment Management & Private Bank plus Bank One’s Investment Management Group (excluding insurance activity). The Corporate segment is Bank One’s Corporate line of business excluding discontinued loan and lease portfolios (now in Retail Financial Services), plus JPMorgan Partners and Global Treasury.
4.	Market share data is from Thomson Financial and is proforma for the merger of JPMorgan Chase and Bank One.
5.	Pre-tax margin represents operating earnings before income taxes divided by total net revenue, which is a comprehensive measure of pre-tax performance and is another basis by which management evaluates TSS and AWM’s performance versus competitors. Pre-tax margin is an effective measure of TSS and AWM’s earnings after all costs are taken into consideration.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a conference call for the investment community today at 9:00 a.m. (Eastern time) to review first quarter financial results. Investors can dial (888) 283-6901 (domestic) / (719) 955-1564 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the meeting will be available beginning at 12:00 p.m. (Eastern time) on April 20, 2005 and continuing through 12:00 a.m. (Eastern time) on April 29, 2005 at (888) 203-1112 (domestic) or (719) 457-0820 (international); access code 3615974. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site (www.jpmorganchase.com).

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the 2004 Annual Report on Form 10-K for the year December 31, 2004 of JPMorgan Chase filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			H-JPMC Only	1QTR 2005
	1QTR	4QTR	1QTR	Change
	2005	2004	2004	4QTR 2004		1QTR 2004
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$13,647	$12,950	$9,011	5%		51%
Provision for Credit Losses	427	1,157	15	(63)		NM
Noninterest Expense	9,937	9,386	6,093	6		63
Net Income (Loss)	2,264	1,666	1,930	36		17
Per Common Share:
Net Income (Loss) Per Share — Diluted	$0.63	$0.46	$0.92	37		(32)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—		—
Book Value Per Share	29.78	29.61	22.62	1		32
Closing Share Price	34.60	39.01	41.95	(11)		(18)
Common Shares Outstanding:
Average — Diluted	3,569.8	3,602.0	2,092.7	(1)		71
Common Shares at Period-end	3,525.3	3,556.2	2,081.7	(1)		69
SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	9%	6%	17%	300	bp	(800	)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	15	11	21	400		(600)
Return on Assets (“ROA”) (a) (c)	0.79	0.57	1.01	22		(22)
Tier 1 Capital Ratio	8.6 (d)	8.7	8.4	(10)		20
Total Capital Ratio	12.0 (d)	12.2	11.4	(20)		60
SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,178,305	$1,157,248	$801,078	2%		47%
Wholesale Loans	137,401	135,067	77,068	2		78
Consumer Loans	265,268	267,047	140,562	(1)		89
Deposits	531,379	521,456	336,886	2		58
Common Stockholders’ Equity	105,001	105,314	47,092	—		123

Headcount	164,381	160,968	96,010	2		71

LINE OF BUSINESS EARNINGS
Investment Bank	$1,325	$660	$1,017	101		30
Retail Financial Services	988	775	206	27		380
Card Services	522	515	162	1		222
Commercial Banking	243	254	74	(4)		228
Treasury & Securities Services	245	145	98	69		150
Asset & Wealth Management	276	263	122	5		126
Corporate (e)	(687)	(296)	251	(132)		NM

Total Operating Earnings	2,912	2,316	1,930	26		51
Reconciling Items (After-Tax):
Merger Costs	(90)	(324)	—	72		NM
Litigation Reserve Charge	(558)	—	—	NM		NM
Accounting Policy Conformity	—	(326)	—	NM		NM

Net Income (Loss)	$2,264	$1,666	$1,930	36		17

Note: Effective July 1, 2004, Bank One Corporation (“Bank One”) merged with and into JPMorgan Chase & Co. (“JPMorgan Chase”). Bank One’s results of operations are included in JPMorgan Chase’s results beginning July 1, 2004. In accordance with U.S. GAAP, the results of operations for the first quarter of 2005 and fourth quarter of 2004, each reflect three months of results of operations for the combined Firm. The results of operations for the first quarter of 2004 reflects only the results of operations for heritage JPMorgan Chase.

(a)	Based on annualized amounts.

(b)	Net income applicable to common stock / Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	U.S. GAAP earnings / Total average assets

(d)	Estimated

(e)	Includes Treasury, Private Equity, Support Units and the net effects remaining at the corporate level after the implementation of management accounting policies.

JPMORGAN CHASE & CO. PRO FORMA CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

			PRO FORMA
			COMBINED	1QTR 2005
	1QTR	4QTR	1QTR	Change
	2005	2004	2004	4QTR 2004		1QTR 2004
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$13,647	$12,950	$13,807	5%		(1)%
Provision for Credit Losses	427	1,157	153	(63)		179
Noninterest Expense	9,937	9,386	9,112	6		9
Net Income	2,264	1,666	3,027	36		(25)
Per Common Share:
Net Income Per Share — Diluted	$0.63	$0.46	$0.84	37		(25)
Cash Dividends Declared Per Share	0.34	0.34	0.34	—		—
Book Value Per Share	29.78	29.61	29.73	1		—
Closing Share Price	34.60	39.01	41.95	(11)		(18)
Common Shares Outstanding:
Average — Diluted	3,569.8	3,602.0	3,590.4	(1)		(1)
Common Shares at Period-end	3,525.3	3,556.2	3,567.0	(1)		(1)
SELECTED RATIOS:
Return on Common Equity (“ROE”) (a)	9%	6%	12%	300	bp	(300	)bp
Return on Equity-Goodwill (“ROE-GW”) (a) (b)	15	11	20	400		(500)
Return on Assets (“ROA”) (a) (c)	0.79	0.57	1.08	22		(29)
Tier 1 Capital Ratio	8.6 (d)	8.7	8.8	(10)		(20)
Total Capital Ratio	12.0 (d)	12.2	12.0	(20)		—
SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,178,305	$1,157,248	$1,156,905	2%		2%
Wholesale Loans	137,401	135,067	133,831	2		3
Consumer Loans	265,268	267,047	218,924	(1)		21
Deposits	531,379	521,456	503,199	2		6
Common Stockholders’ Equity	105,001	105,314	106,041	—		(1)

Headcount	164,381	160,968	167,052	2		(2)

LINE OF BUSINESS EARNINGS
Investment Bank	$1,325	$660	$1,351	101		(2)
Retail Financial Services	988	775	744	27		33
Card Services	522	515	336	1		55
Commercial Banking	243	254	289	(4)		(16)
Treasury & Securities Services	245	145	93	69		163
Asset & Wealth Management	276	263	229	5		21
Corporate (e)	(687)	(296)	(15)	(132)		NM

Total Operating Earnings	2,912	2,316	3,027	26		(4)
Reconciling Items (After-Tax):
Merger Costs	(90)	(324)	—	72		NM
Litigation Reserve Charge	(558)	—	—	NM		NM
Accounting Policy Conformity	—	(326)	—	NM		NM

Net Income	$2,264	$1,666	$3,027	36		(25)

(a)	Based on annualized amounts.

(b)	Net income applicable to common stock / Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(c)	U.S. GAAP earnings / Total average assets

(d)	Estimated.

(e)	Includes Treasury, Private Equity, Support Units and the net effects remaining at the corporate level after the implementation of management accounting policies.